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                                                                     EXHIBIT 4.1

                                 AMENDMENT NO. 1
                           TO THE AMENDED AND RESTATED
                          SHAREHOLDER RIGHTS AGREEMENT

         This Amendment No. 1 to the Amended and Restated Shareholder Rights Agreement (this "Amendment"), dated as of June 27, 2000 is an amendment to the Amended and Restated Shareholder Rights Agreement, dated as of March 7, 2000 (the "Rights Agreement"), between Mack-Cali Realty Corporation, a Maryland corporation (the "Company"), and Equiserve Trust Company, N.A., a Delaware corporation, (the "Rights Agent").

                                    RECITALS

         WHEREAS, the Company proposed to enter into an Agreement and Plan of Merger (the "Merger Agreement") dated as of the date hereof with Mack-Cali Realty, L.P., a Delaware limited partnership ("Mack-Cali Partnership"), Prentiss Property Trust, a Maryland real estate investment trust ("PPT") and Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership ("PPAP"), pursuant to which PPT will merge with and into the Company and PPAP will merge with and into Mack-Cali Partnership on the terms set forth therein; and

         WHEREAS, pursuant to and in compliance with Section 27 of the Rights Agreement, the Company and the Rights Agent wish to amend the Rights Agreement to reflect the foregoing as set forth herein;

         NOW THEREFORE, the parties hereto agree as follows:

         Section 1.  AMENDMENTS.

             (a) Section 1(a) of the Rights Agreement is amended by adding the following language to the end of the first sentence thereof:

                  ", or Prentiss Property Trust, a Maryland real estate investment trust ("PPT"), Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership ("PPAP"), or any of their Affiliates or Associates by virtue of approval, execution or delivery of the Agreement and Plan of Merger, to be entered into as of June 27, 2000, by and among PPT, PPAP, the Company and Mack-Cali Realty, L.P., a Delaware limited partnership, as it may be amended from time to time in accordance with its terms (the "Merger Agreement"), or by virtue of the consummation of any of the transactions contemplated by the Merger Agreement."

             (b) Section 1(m) of the Rights Agreement is amended by adding the following sentence at the end thereof:

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                  "Notwithstanding the foregoing or anything in this Rights
                  Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of the approval, execution or delivery of the Merger Agreement or by virtue of the consummation of the transactions contemplated by the Merger Agreement."

            (c) Section 1(gg) of the Rights Agreement is amended by adding the following sentence at the end thereof:

                  "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, a Triggering Event shall not be deemed to have occurred by virtue of the approval, execution or delivery of the Merger Agreement or by virtue of the consummation of the transactions contemplated by the Merger Agreement."

          (d) SECTION 11(A)(ii) of the Rights Agreement is amended by adding the following sentence at the end thereof:


                  "Notwithstanding the foregoing or anything in this Rights Agreement to the contrary, this section 11(a) shall not apply to the approval, execution and delivery of the Merger Agreement or the consummation of the transactions contemplated thereby."

            (e) Section 13 of the Rights Agreement is amended by adding the following sentence at the end thereof:

                  "Notwithstanding the foregoing, this Section 13 shall not apply to the Merger Agreement or the transactions contemplated thereby."

         Section 2. EFFECTIVENESS. This Amendment shall become effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as set forth in Section 1 hereof, the terms and provisions of the Rights Agreement remain in full force and effect and are hereby ratified and confirmed.

         Section 3. AUTHORITY. Each party represents that such party has full power and authority to enter into this Amendment and that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

          Section 4. GOVERNING LAW. This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed within such State.


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          Section 5. COUNTERPARTS. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same.

                   [Remaining page intentionally left blank.]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested, all as of the day and year first above written.

Attest:                                MACK-CALI REALTY CORPORATION



By: /s/ Roger W. Thomas                By: /s/ Mitchell E. Hersh
   ---------------------------            ----------------------------------
   Name: Roger W. Thomas                  Name: Mitchell E. Hersh
   Title: Executive Vice President,       Title: Chief Executive Officer
          General Counsel and
          Secretary


Attest:                                EQUISERVE TRUST COMPANY, N.A



By: /s/ Mark Gherzo                    By: /s/ Michael S. Duncan
   ---------------------------            ----------------------------------
   Name: Mark Gherzo                      Name: Michael S. Duncan
   Title: Assistant Vice President,       Title: Director, Corporate Actions
          Corporate Actions

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